UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
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FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report: May 1, 2014
Date of earliest event reported: April 28, 2014

EURAMAX HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-05978 (Commission File Number)	58-2502320 (I.R.S. Employer Identification Number)
303 Research Drive, Suite 400 Norcross, GA 30092 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:                 (770) 449-7066

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Certain Officers

On May 1, 2014, Euramax Holdings, Inc. (the “Company”) announced that R. Scott Vansant was appointed President, Euramax North America and Shyam K. Reddy was appointed Chief Administrative Officer, General Counsel, and Corporate Secretary, each effective April 28, 2014.

Prior to his appointment, Mr. Vansant had been the senior vice president of Euramax North America since October 2013. Previously, Mr. Vansant served as the chief financial officer of Euramax Holdings since July 1998 and senior vice president and secretary of Euramax Holdings from September 1996 - March 2013. He joined Alumax in 1991. From 1995 to 1996, Mr. Vansant served as director of internal audit for Alumax. Mr. Vansant also served in various operational positions with Alumax Building Products, Inc., including serving as controller from 1993 to 1995 and branch manager from 1992 to 1993. Prior to 1991, Mr. Vansant worked as a certified public accountant for Ernst & Young LLP. Mr. Vansant received a BBA in Accounting from Mercer University in 1984.

Prior to his appointment, Mr. Reddy had been the senior vice president, general counsel and corporate secretary of Euramax Holdings since March 2013. Prior to joining the Company, he was the southeast sunbelt region regional administrator for the U.S. General Services Administration from March 2010 to March 2013. Mr. Reddy also practiced law as a partner in the Corporate Group at Kilpatrick Townsend & Stockton. Mr. Reddy earned both a B.A. and a Masters in Public Health from Emory University and his Juris Doctorate from the University of Georgia.

The Company entered into an amended and restated employment agreement with Mr. Vansant in June 2009. The employment agreement generally provides for base salary, an annual target bonus, participation in certain benefit plans and termination payments and benefits. This employment agreement provided for a two-year initial term (commencing June 12, 2009 for Mr. Vansant), with day-to-day extensions of the term thereafter unless and until the Company or the executive provides at least 60 days notice of non-renewal. The employment agreement provides for an initial annual base salary, which was $305,000. In addition, the employment agreement provides that Mr. Vansant is eligible to participate in the Company’s performance-based cash incentive bonus program, with a target annual bonus equal to 50% of his base salary. Mr. Vansant is also eligible to participate in benefit plans in which the Company’s other senior executives participate. In addition, his employment agreement provides for certain payments and benefits in the event of a termination of his employment under specific circumstances. If, during the term of his agreement, the employment of Mr. Vansant is terminated by the Company without "cause," or Mr. Vansant resigns from his employment for "good reason" (each as defined in his agreement), he would be entitled to (1) a pro-rata portion of his annual bonus, calculated based on the number of days worked in the year in which termination occurs, at a level at least equal to 50% of their actual bonus for the relevant year; (2) lump sum payment equal to two times the sum of (A) his base salary in effect 30 days prior to termination and (B) 50% of his annualized base salary for the fiscal year in which the date of termination occurs; and (3) continuation of coverage under the Company's insurance plans for Mr. Vansant and his qualified beneficiaries for 24 months following the date of termination, at the rates paid by other senior executives.

Mr. Vansant's receipt of the termination payments and benefits is contingent upon execution of a general release of any and all claims arising out of or related to his employment with the Company and the termination of his employment, and compliance with the restrictive covenants described in the following paragraph. Under Mr. Vansant's employment agreement, the Company is not obligated to pay him any severance in the event of a termination by reason of death or disability. However, the Company may choose to pay him all or a portion of the bonus payable for the year in which termination occurs, at the Company's discretion.

Pursuant to his employment agreement, Mr. Vansant has also agreed to customary restrictions with respect to the disclosure and use of the Company’s confidential information, and has agreed that all intellectual property developed or conceived by him while employed with the Company relating to its business is the Company’s property. In addition, during the term of his employment and for the 24 month period following his termination of employment for any reason, Mr. Vansant has agreed not to (1) solicit or hire any of the Company’s employees, (2) induce or attempt to induce any supplier, licensee, licensor or other material business relation of the Company’s to cease doing business with the Company, or (3) participate (whether as an officer, director, employee or otherwise) in any competitive business.

Item 8.01  Financial Statements and Exhibits.

On May 1, 2014, the Company issued a press release announcing the appointments of Messrs. Vansant and Reddy and certain organization changes regarding the Company, a copy of which is attached as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release of Euramax Holdings, Inc. dated May 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   May 1, 2014

EURAMAX HOLDINGS, INC.

By:	/s/ Shyam K. Reddy
Name: Shyam K. Reddy
Title: Chief Administrative Officer, General Counsel & Corporate Secretary